Exhibit 99.1

PDS Biotech Announces Initiation of Phase 2 Trial of PDS0101 in Combination with Standard of Care Chemoradiotherapy in Advanced Cervical Cancer

PDS Biotech progresses second Phase 2 human clinical trial of PDS0101

Florham Park, NJ, October XX, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced that the Phase 2 clinical trial of PDS0101 in combination with standard of care chemoradiotherapy (CRT) for treatment of locally advanced cervical cancer is now open.

This Phase 2 trial is being led by Ann H. Klopp, M.D., Ph.D., Associate Professor of Radiation Oncology and Olsi Gjyshi, M.D., Ph.D., Resident in Radiation Oncology at The University of Texas MD Anderson Cancer Center.  The trial will investigate the anti-tumor efficacy and safety of the PDS0101-CRT combination, and their correlation with critical biomarkers of immune response, in approximately 35 patients.

“We are excited to have initiated this Phase 2 human study of PDS0101 administered with the current standard of care.  We believe that the demonstrated potential of PDS0101 to activate the immune system to induce tumor-targeting T-cells provides strong potential to present improved treatments to patients with cervical cancer,” commented Dr. Lauren Wood, Chief Medical Officer of PDS Biotech.

Dr. Lauren Wood, PDS Biotech’s Chief Medical Officer, will serve as PDS Biotech’s intermediary. The study is being performed pursuant to an Investigator Initiated Study Agreement between PDS Biotech and MD Anderson.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.
About PDS0101
PDS Biotech’s lead clinical product, PDS0101, combines the utility of the Versamune® platform with targeted antigens against HPV-expressing cancers. In partnership with Merck & Co., PDS Biotech is advancing a combination of PDS0101 and KEYTRUDA® to a Phase 2 study in first line treatment of recurrent or metastatic head and neck cancer. In partnership with the National Cancer Institute (NCI), PDS Biotech is has initiated a phase 2 study studying a combination of PDS0101 and two clinical-stage immunotherapies to a Phase 2 study in advanced HPV-associated cancers.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101; ; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Jacob Goldberger
CG Capital
Phone: +1 (404) 736-3841
Email: jacob@cg.capital